SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

September 14, 2009

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Seale and Beers, CPAs was previously principal accountant for Savoy Energy Corporation (the "Company") and has reviewed the quarterly financial statements through June 30, 2009.  Effective September 10, 2009, we were dismissed by the Company as principal accountants.  We have read the Company's statements included its Form 8-K dated September 10, 2009, and we agree with such statements contained therein.

Sincerely,

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
September 14, 2009

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
6490 WEST DESERT INN RD, LAS VEGAS, NEVADA 89146 (702) 253-7492 Fax: (702)253-7501